ONE PRICE CLOTHING STORES, INC. AND SUBSIDIARIES
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EXHIBIT 4(d)(4) Amendment Number Four to the Loan and Security Agreement by and between Congress
               Financial Corporation (Southern) as Lender and the Registrant, One Price Clothing Stores, Inc. of
               Puerto Rico and One Price Clothing Stores - U.S. Virgin Islands, Inc. as Borrowers dated
               January 31, 1999
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           AMENDMENT NO. 4 TO FINANCING AGREEMENTS


                                January 31, 1999



One Price Clothing Stores, Inc.
1875 East Main Street
Duncan, South Carolina 29334

One Price Clothing of Puerto Rico, Inc.
1875 East Main Street
Duncan, South Carolina 29334

Gentlemen:

         Congress Financial Corporation (Southern) ("Lender"), One Price Clothing Stores, Inc. ("One Price") and One Price Clothing of Puerto Rico, Inc. ("One Price PR"; and together with One Price, individually referred to as a "Borrower" and collectively as the "Borrowers") have entered into certain financing arrangements pursuant to the Loan and Security Agreement, dated March 25, 1996, between the Lender and Borrowers (the "Loan Agreement"), as amended by Amendment No. 1 to Financing Agreements, dated May 16, 1997, Amendment No. 2 to Financing Agreements, dated June 17, 1997 and Amendment No. 3 to Financing Agreements, dated February 19, 1998, together with various other agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements"). All capitalized terms used herein and not herein defined shall have the meanings given to them in the Financing Agreements.

         Borrowers have requested that Lender agree (a) to a reduction of the applicable interest rates, (b) to reduce the unused line and letter of credit fees and (c) amend the early termination fee provisions contained in the Loan Agreement. Lender is willing to do so on the terms and conditions and to the extent set forth herein.

         In consideration of the foregoing, the mutual agreements and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

         1.       Definitions.  The definition of "Interest Rate" set forth at
Section 1.33 of the Loan Agreement is amended in its entirety to read as follows:

                  1.33 "Interest Rate" shall mean, as to Prime Rate Loans, a rate of one-quarter of one (1/4%) percent per annum in excess of the Prime Rate and, as to Eurodollar Rate Loans, a rate of two (2%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by the applicable Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to such Borrower); provided, that: the Interest Rate shall be increased to the rate of two and one-quarter (2 1/4%) percent per annum in excess of the Prime Rate as to Prime Rate Loans and the rate of four (4%) percent per annum in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Loans, at Lender's option, without notice, (a) for the period on and after (i) the date of termination or non-renewal hereof and until such time as all Obligations are indefeasibly paid in full (notwithstanding entry of any judgment against either Borrower), or (ii) the date of the occurrence of any Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default, and for so long as such Event of Default or other event is continuing as determined by Lender and (b) on the Loans at any time outstanding in excess of the amounts available to the respective Borrowers under Section 2 (whether or not such excess(es), arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default).

         2. Letter of Credit Fee. The first sentence of Section 2.2(b) is amended in its entirety to read as follows:


                  (b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, each Borrower shall pay to Lender a letter of credit fee at a rate equal to one and one-half (1 1/2%) percent per annum on the daily outstanding balance of the Letter of Credit Accommodations issued for its account for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that such Borrower shall pay to Lender such letter of credit fee, at Lender's option, without notice, at a rate equal to three and one-half (3-1/2%) percent per annum for (i) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against such Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing.

         3. Unused Line Fee. Section 3.4 of the Loan Agreement is hereby amended in its entirety to read as follows:

                  3.4 Unused Line Fee. Borrowers shall pay to Lender monthly an unused line fee at a rate equal to three-eighths of one (.375%) percent per annum calculated upon the amount by which the Inventory Loan Limit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

         4. Term. The first sentence of Section 12.1(c) of the Loan Agreement (as previously amended) is hereby amended, by adding Section 12.1(c)
(iii) thereto:

                  (iii) .125% of the                 April 1, 2000 to but not
                        Inventory Loan               including March 31, 2001.

         5.       Carolina First Bank.

         (a) Lender hereby (i) consents to an extension of the term of the Carolina Bank Documents for a period not to exceed an additional one year and an increase in the line of credit available for letters of credit issued for One Price's account thereunder from $4,000,000 to $5,000,000 and (ii) amends clause
(i) of Section 9.9(g) of the Loan Agreement by deleting the term "$3,000,000" and substituting the term "$5,000,000" therefor.

         (b) Lender's consent pursuant to Section 5(a), shall, however, be conditioned upon Lender's receipt, in form and substance satisfactory to Lender, of the written agreements between One Price and Carolina Bank setting forth the foregoing modifications, together with, if required by Lender, a written confirmation by Carolina Bank of the continued effectiveness of the Intercreditor Agreement, dated May 16, 1997, between Lender and Carolina Bank, in form and substance satisfactory to Lender and accompanied by the written agreement and acknowledgment of One Price.

         6. Conditions Precedent. The effectiveness of the amendments set forth herein are further conditioned upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Lender:

                  (a) No Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred; and

                  (b) Lender shall have received an original of this Amendment, duly authorized, executed and delivered by Borrowers and One Price VI.
         7.       Miscellaneous.

                  (a) Entire Agreement; Ratification and Confirmation of the Financing Agreements. This Amendment contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous term sheets, proposals, discussions, negotiations, correspondence, commitments and communications between or among the parties concerning the subject matter hereof. This Amendment may not be modified or any provision waived, except in writing signed by the party against whom such modification or waiver is sought to be enforced. Except for those provisions specifically modified or waived pursuant hereto, subject, nevertheless to the periods of effectiveness of the temporary waiver and temporary amendment set forth, respectively, in Sections 1 and 2 hereof, the Financing Agreements are hereby ratified, restated and confirmed by the parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the Financing Agreements, the terms of this Amendment shall control.

                  (b) Governing Law. This Amendment and the rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of Georgia, without regard to principles of conflicts of law.

                  (c) Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

                  (d) Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

         By the signature hereto of each of their duly authorized officers, all of the parties hereto mutually covenant and agree as set forth herein.

                                                Very truly yours,

                                                CONGRESS FINANCIAL CORPORATION
                                                (SOUTHERN)

                                                By:  /s/ Drew Stawin
                                                Title: Vice President

AGREED AND ACCEPTED:

ONE PRICE CLOTHING STORES, INC.

By:       /s/ C. Burt Duren
Title:   Treasurer

ONE PRICE CLOTHING OF PUERTO RICO, INC.
By:      /s/ C. Burt Duren
Title:   Treasurer

CONSENTED TO AND AGREED:
ONE PRICE CLOTHING - U.S. VIRGIN ISLANDS, INC.
By:      /s/ c. Burt Duren
Title:   Treasurer